Exhibit 4.43

Final Version

SHARE TRANSFER AGREEMENT

between

Power Star Holdings (Hong Kong) Limited

and

Glossy City (HK) Limited

and

Alibaba (China) Technology Co., Ltd.

Date: July 17, 2018

ii

SHARE TRANSFER AGREEMENT

This Share Transfer Agreement (this “Agreement”) is entered into on July 17, 2018 in Shanghai by and among:

(A)   Power Star Holdings (Hong Kong) Limited, a company organized and existing under the Laws of Hong Kong, with its domicile at 28/F CITIC Tower, 1 Tim Mei Avenue, Central, Hong Kong (“Power Star”);

(B)   Glossy City (HK) Limited,  a company organized and existing under the Laws of Hong Kong, with its domicile at Level 54, Hopewell Centre 183 Queen’s Road East (“Glossy City”, and together with Power Star, the “Transferors”);

(C)   Alibaba (China) Technology Co., Ltd., a company organized and existing under the Laws of the PRC, with its domicile at 699 Wangshang Road, Binjiang District, Hangzhou (the “Transferee” and together with the Transferors, the “Parties”, and each individually a “Party” ).

RECITALS

WHEREAS, Focus Media Information Technology Co., Ltd. (the “Target Company”) is a company limited by shares organized and existing under the Laws of the PRC, and its Renminbi-denominated ordinary shares have been listed on the Shenzhen Stock Exchange (the “Exchange”) (with its stock abbreviation being “Focus Media” and its stock code being “002027”).  As of the date hereof, the total share capital of the Target Company consists of 14,677,880,280 shares, of which 406,609,165 shares are held by Power Star, representing 2.77% of the total share capital of the Target Company and 367,792,435 shares are held by Glossy City, representing 2.51% of the total share capital of the Target Company.

WHEREAS, the Transferors intend to transfer to the Transferee, and the Transferee intends to acquire, 774,401,600 shares of the Target Company, representing 5.28% of the total share capital of the Target Company as of the date hereof.

NOW, THEREFORE, in consideration of the foregoing statement of facts and the mutual agreements and covenants hereinafter set forth, the Parties agree as follows:

ARTICLE I         DEFINITIONS

SECTION 1.01                                   Defined Terms

In this Agreement, unless otherwise defined in the context, the following terms shall have the meanings set forth below:

“Laws” means the laws, regulations, rules and regulatory documents of the PRC or any country other than the PRC, or provincial, local or similar laws, regulations, rules and have meanings.

“Working Day” means any day other than Saturday, Sunday and public holidays in Hong Kong or the PRC as provided for by Laws.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or under common control with such Person, or with respect to a natural person, also includes any of his/her immediate family members.  For such purpose, “Control” means the possession of the power to directly or indirectly determine the management and policies of another Person through holding of voting securities, or by contract or otherwise.

“Transfer Registration Date” means the date on which the Target Shares are registered with CSDCC in the name of the Transferee in its A-share securities account.

“RMB” means the legal currency of the PRC.

“Taxes” means any and all taxes, fees, levies, impositions, customs duties and other charges of any type (together with any and all interest, fines, additional taxes and additional sums collected therefor) levied by any Governmental Authorities (including without limitation tax authorities).

“Action” means any claim, lawsuit, complaint, appeal, arbitration, settlement, adjudication, inquiry, investigation or other procedures instituted by or against any Person.

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

“Governmental Authority” means governmental, regulatory or administrative department, organ or committee or any court, tribunal or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, ruling, adjudication, regulation or decision made by any Governmental Authority or jointly with any other Governmental Authority.

“Governmental Approval” means any consent, approval, authorization, waiver, permit, franchise, license, certificate, exemption, registration, filing, report or notice granted or made by any Governmental Authority.

“PRC” means the Peoples’ Republic of China, excluding only for the purpose of this Agreement Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan.

“CSDCC” means China Securities Depository and Clearing Company Limited Shenzhen Branch.

“Person” means any individual, partnership, joint-stock company, limited liability company, association, trust, unincorporated organization or other entity.

SECTION 1.02                                   Definitions

Each of the following terms is defined in the Section set forth opposite such term:

Definition	Location

“Confidential Information”	Section 6.03(a)

“this Transfer”	Section 2.01

“this Agreement”	Preamble

“Target Shares”

Section 2.01, with respect to Power Star, means 406,609,165 shares of the Target Company held by it, representing 2.77% of the total share capital of the Target Company; with respect to Glossy City, means 367,792,435 shares of the Target Company held by it, representing 2.51% of the total share capital of the Target Company.

“Representative”	Section 6.03(b)

“Glossy City”	Preamble

“Share Transfer Price”	Section 2.02(a)

“Exchange”	Recitals

“Transfer Price Per Share”	Section 2.02(a)

“Target Company”	Recitals

“Power Star”	Preamble

“Non-breaching Party”	Section 7.01

“Transferee”	Preamble

“Parties”	Preamble

“Breaching Party”	Section 7.01

“Party”	Preamble

“Dispute”	Section 9.11(b)

“Payment Date”	Section 3.01

“CIETAC”	Section 9.11(b)

“Transferors”	Preamble

SECTION 1.03                                   Other Interpretative Provisions

In this Agreement, unless otherwise provided or required in the context:

(a)                                 “Hereof”, “herein”, “hereunder” and similar terms shall mean the entirety of this Agreement rather than any specific provision of this Agreement; any reference to any schedule, annex, section and sub-section shall mean the schedule, annex, section and sub-section of this Agreement, unless otherwise indicated.

(b)                                 The term “include” does not have a restrictive meaning, and shall mean “include without limitation”.

(c)                                  The table of contents and headings in this Agreement are inserted for reference only, and shall not in any way affect the interpretation of this Agreement.

(d)                                 Any agreement, instrument or other document referred to in this Agreement shall mean the agreement, instrument or other document which may be amended, supplemented or modified from time to time as agreed upon by the Parties.

(e)                                  This Agreement shall be construed to have been jointly drafted by the Parties, and shall not give rise to any assumption or burden of proof that is in favor of or adverse to any other Party on the ground that any provision in this Agreement is drafted by a Party.

ARTICLE II   SHARE TRANSFER

SECTION 2.01                                   Share Transfer

Pursuant to the terms and conditions of this Agreement, the Transferors will transfer to the Transferee through transfer by agreement 774,401,600 Shares of the Target Company, representing 5.28% of the total share capital of the Target Company as of the date hereof (the “Target Shares”), of which 406,609,165 shares will be transferred by Power Star to the Transferee through transfer by agreement, representing 2.77% of the total share capital of the Target Company, and 367,792,435 shares will be transferred by Glossy City to the Transferee through transfer by agreement, representing 2.51% of the total share capital of the Target Company.  The Transferee will acquire the Target Shares (“this Transfer”).

From the date hereof to the Transfer Registration Date of the Target Shares, if the Target Company makes profit distribution in the form of bonus shares or capitalize the capital reserves, the Transferors shall also transfer to the Transferee any bonus shares issued in connection with the Target Shares as part of the Target Shares, and the Transferee shall not be required to adjust any consideration with respect to the acquisition of such bonus shares (for the avoidance of doubt, the Share Transfer Price under Section 2.02 shall have included the price for Target Shares and any bonus shares issued in connection therewith).

SECTION 2.02                                   Transfer Price Per Share and Share Transfer Price

(a)                                 The transfer price per share of the Target Shares (the “Transfer Price Per Share”) shall be RMB9.9167, which shall not be less than ninety percent (90%) of the closing price of the stocks of the Target Company as of the one (1) trading day immediately preceding the date hereof.  The total transfer price payable by the Transferee for the Target Shares (the “Share Transfer Price”) shall be calculated on the basis of the Transfer Price Per Share multiplied by the number of the Target Shares.  The number of the Target Shares to be transferred by Power Star and Glossy City, percentage of shares to be transferred and the Share Transfer Price therefor are set forth in the table below:

No.	Name of Transferor	Number of Target Shares	Percentage of Shares to be Transferred	Share Transfer Price (RMB)
1.	Power Star	406,609,165	2.77%	4,032,221,107
2.	Glossy City	367,792,435	2.51%	3,647,287,240
	Total	774,401,600	5.28%	7,679,508,347

(b)                                 For the avoidance of doubt, each of the Transfer Price Per Share and the Share Transfer Price set forth above shall be tax-inclusive, which includes the withholding income tax, value-added tax and relevant surcharge and stamp duty required to be paid by the Transferors under the applicable tax laws of the PRC and any applicable taxes required to be paid in the jurisdiction where the Transferors are located.

(c)                                  From the date hereof to the Transfer Registration Date of the Target Shares, if the Target Company makes profit distribution in the form of cash, and the Transferors actually receives such distribution, the Share Transfer Price hereunder shall be adjusted according to the following formula: adjusted Share Transfer Price = Share Transfer Price — (the number of the Target Shares × the amount of pre-tax dividend per share).  The amount of pre-tax dividend per share shall be calculated by taking into account the distribution of stock dividends by the Target Company, if any, and shall be adjusted to be equal to the amount of pre-tax dividend per share calculated based on the total share capital of the Target Company as of the date hereof by adopting the approach of restoring rights.

ARTICLE III                   PAYMENT OF SHARE TRANSFER PRICE

SECTION 3.01                                   Payment of Share Transfer Price

To the extent that all conditions set forth in Section 3.02 hereof are satisfied or waived (except those which shall be satisfied on the Payment Date pursuant to their terms), the Parties shall complete the transfer of the Target Shares with CSDCC within one (1) Working Day after delivery of the written notice by the Transferors under Section 3.02 hereof, and the Transferee shall pay the Share Transfer Price to the Transferors’ respective bank accounts set forth below on the same day, and provide the Transferors with the proof of bank remittance of the Share Transfer Price to the Transferors’ respective accounts as below prior to the final completion of the transfer of the Target Shares by the Parties:

Transferor	Account Name	Account Number
Power Star	Power Star Holdings (Hong Kong) Limited
Glossy City	Glossy City (HK) Limited

The day when the Share Transfer Price is fully remitted to such bank accounts shall be referred to as the “Payment Date” hereunder.  The Parties agree that, upon the receiving bank confirming that the Share Transfer Price has been remitted to the bank accounts designated by the Transferors, the Transferee shall be deemed to have fully performed its payment obligation with respect to its acquisition of the Target Shares under this Agreement.

SECTION 3.02                                   Conditions to Completion of This Transfer

Each Party’s obligation to complete this Transfer under this Agreement shall be subject to the satisfaction or written waiver by such Party of each of the following conditions prior to or on the Payment Date:

(a)                                 Representations, Warranties and Covenants.  The representations and warranties of the other Party in this Agreement shall be true and accurate as of the date hereof, and shall be true and accurate as of the Payment Date and have the same force and effect as if they were made on the Payment Date; the covenants and agreements contained in this Agreement which shall be performed by the other Party on or prior to the Payment Date shall have been performed;

(b)                                 No Certain Governmental Orders.  No Governmental Authority has enacted, issued, promulgated, implemented or adopted any Law or Governmental Order that will render illegal or restrain or prohibit the transactions contemplated hereunder;

(c)                                  No Legal Proceedings or Actions.  No Action has occurred or may occur against any Party, which might restrain the transactions contemplated hereunder, materially alter the terms of the transactions contemplated hereunder or is likely to render it impossible or unlawful to consummate such transactions;

(d)                                 Approval and Consent.  The Exchange shall have issued its confirmation of consent to this Transfer in accordance with this Agreement and the supplementary agreements, if any, entered into by the Parties in respect of this Transfer;

(e)                                  Filing with the Ministry of Commerce.  The Target Company shall have completed its filing of investor information with respect of this Transfer on the Unified  Platform of the Administrative System of the Ministry of Commerce; and

(f)                                   Share Transfer Notice.  The Parties shall have submitted to CSDCC all application materials necessary for the registration of transfer of the Target Shares and received CSDCC’s written notice stating that such application materials satisfy the requirements of CSDCC and the share transfer can proceed.

The Transferors shall, within three (3) Working Days after all conditions set forth above are satisfied (except those which shall be satisfied on the Payment Date pursuant to their terms), deliver a written notice to the Transferee, notifying the Transferee that such conditions have been satisfied.

SECTION 3.03                                   Shareholders’ Rights

(a)                                 The Transferors undertake that from the date hereof to the Transfer Registration Date, subject to  the applicable Laws and regulations, the Transferors shall seek the opinions from and reach a consensus with the Transferee in connection with the matters to be considered at the shareholders’ general meeting of the Target Company.

(b)                                 From the Transfer Registration Date, the Transferee shall be entitled to all rights, interests and profits in respect of the Target Shares available to a shareholder of the Target Company.

ARTICLE IV   REPRESENTATIONS AND WARRANTIES OF THE TRANSFERORS

Each of the Transferors hereby represents and warrants to the Transferee as follows:

SECTION 4.01                                   Organization and Authority

It is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite power, authority and authorization and full legal capacity to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereunder.  The execution and delivery by it of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereunder have been duly authorized by all requisite corporate action on the part of it.  This Agreement has been duly executed and delivered by it, and (assuming due authorization, execution and delivery by the Transferee) this Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

SECTION 4.02                                   No Conflict

The execution, delivery and performance by it of this Agreement will not (a) violate, conflict with or result in the breach of any provision of its articles of association or other constitutional documents, or (b) violate or conflict with any applicable Law or Governmental Order, or (c) conflict with or violate any contract or instrument to which it is a party or by which any of its assets is bound or affected, including, without limitation, any sale restriction covenant made by it to regulatory authorities and/or public investors.

SECTION 4.03                                   Consents and Approvals

Except for the Governmental Approvals listed in Section 3.02 hereof, no Governmental Approval or consent, permit or authorization of other third party Persons (including creditors) is required on the part of it in connection with the execution, delivery and performance of this Agreement and the completion of this Transfer, and it has obtained all necessary internal approvals.

SECTION 4.04                                   Target Shares

It is the legal and beneficial owner of the Target Shares.  The Target Shares are tradable shares without restrictions on the sale thereof and are non-assessable, free and clear of any encumbrance or any third party right (including right of first refusal); to the knowledge of the Transferors, there are no outstanding litigation, arbitration, other disputes, judicial freezing or other restrictions on rights thereof.

ARTICLE V   REPRESENTATIONS AND WARRANTIES OF THE TRANSFEREE

The Transferee hereby represents and warrants to the Transferors as follows:

SECTION 5.01                                   Organization and Authority

It is a limited liability company duly organized, validly existing and in good standing under the Laws of the PRC and has all requisite power, authority and authorization and full legal capacity to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereunder.  The execution and delivery by it of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereunder have been duly authorized by all requisite internal approvals on the part of it.  This Agreement has been duly executed and delivered by it, and (assuming due authorization, execution and delivery by the Transferors) this Agreement constitutes its legal, valid and binding obligations, enforceable against it in accordance with its terms.

SECTION 5.02                                   No Conflict

The execution, delivery and performance by it of this Agreement will not (a) violate, conflict with or result in the breach of any provision of its articles of association or other constitutional documents, (b) violate or conflict with any applicable Law or Governmental Order, or (c) conflict with or violate any contract or instrument to which it is a party or by which any of its assets is bound or affected.

SECTION 5.03                                   Consents and Approvals

Except for the Governmental Approvals listed in Section 3.02 hereof, no Governmental Approval or consent, permit or authorization of other third party Persons (including creditors) is required on the part of it in connection with the execution, delivery and performance of this Agreement and the completion of this Transfer, and it has obtained all necessary internal approvals.

SECTION 5.04                                   Financial Capacity and Performance Capacity

As of the Payment Date, the Transferee has sufficient and legal source of funds to enable it to accept the transfer of the Target Shares in accordance with the terms and conditions of this Agreement and fully pay the Share Transfer Price in a timely manner in accordance with this Agreement.

ARTICLE VI  COVENANTS

SECTION 6.01                                   Notice of Developments

Each Party shall promptly notify the other Party in writing of (a) any and all events, circumstances and facts which could result in any breach of any of its representations, warranties or covenants hereunder or which could have the effect of making any of its representations or warranties hereunder untrue or inaccurate in any respect, and (b) any fact, change, condition and circumstance which is known to it and which will or could reasonably be expected to render it impossible to satisfy any condition set forth in Section 3.02 hereof.

SECTION 6.02                                   Confidentiality

(a)                                 Unless otherwise agreed in writing by the Parties, each Party shall not and shall cause its respective Affiliates and Representatives not to directly or indirectly disclose or permit the disclosure of (i) the existence or contents of this Agreement, this Transfer and the transactions contemplated hereunder, (ii) any terms, conditions or other respects of this Agreement, this Transfer and the transactions contemplated hereunder, or (iii) the negotiations of this Agreement, this Transfer and the transactions contemplated hereunder (the “Confidential Information”), except for the information that is or becomes generally available to the public or enters the public domain other than as a result of the information disclosure made by a Party in violation of this Agreement.

(b)                                 Notwithstanding the foregoing, each Party may (i) only for the purpose of its own use, disclose the Confidential Information to its employees, officers, directors, partners, agents, accountants, legal counsels, representatives or advisors (the “Representatives”) on an as-needed basis, provided that such Party shall ensure that such Representatives are aware of and undertake the same confidentiality obligation; (ii) pursuant to the provisions of applicable Laws or applicable stock exchange rules, disclose to any relevant Governmental Authority or stock exchange the Confidential Information required to be disclosed by applicable Laws; and (iii) to the extent reasonable and necessary for any Party to comply with applicable Tax Law, as required by applicable Laws or Governmental Authority, such Party may disclose the information relating to the transactions contemplated hereunder, provided that in the case of (iii), the disclosing Party shall (to the extent permitted by applicable Laws), within a reasonable time limit prior to the disclosure, discuss with the other Parties and use its commercially reasonable efforts to obtain confidential treatment of the disclosed information.

SECTION 6.03                                   Further Action

Each of the Parties shall use all reasonable efforts to take, or cause to be taken, all necessary and appropriate actions, do or cause to be done all things necessary, proper or advisable under applicable Laws, and to execute and deliver such documents and other papers, as may be required to perform the provisions of this Agreement and consummate the transactions contemplated hereunder.

ARTICLE VII   INDEMNIFICATION

SECTION 7.01                                   Liability for Indemnification

(a)                               If a Party (the “Breaching Party”) commits a breach of any of its representations, statements, warranties, covenants, agreements or obligations hereunder, the Breaching Party shall indemnify the other Party (the “Non-breaching Party”) from and against all losses, damages, costs and expenses, interest and penalties (including reasonable attorneys’ fee and consulting fees) suffered or incurred by the Non-breaching Party due to such breach and the liability of the Parties for indemnification hereunder shall be limited to the Share Transfer Price.

SECTION 7.02                                   Other Remedies

The Parties agree that the indemnification as provided for in Section 7.01 shall not be the sole remedy available to the Non-breaching Party in the case of any breach by the Breaching Party of its representations and warranties hereunder or any failure by the Breaching Party to perform and comply with any of its covenants and agreements hereunder.  If the Breaching Party fails to duly perform or violates any provisions of this Agreement, the Non-breaching Party may seek any other rights or any other remedies available under this Agreement and the Laws of the PRC applicable to this Agreement.

ARTICLE VIII   EFFECTIVENESS AND TERMINATION

SECTION 8.01                                   Effectiveness

This Agreement shall be formed and become effective upon due execution by the authorized representatives of the Parties.

SECTION 8.02                                   Termination

This Agreement may be terminated at any time prior to the Payment Date as follows:

(a)         by the Non-breaching Party if, between the date hereof and the Payment Date: (i) an event or circumstance occurs that has or could reasonably be expected to have resulted in a material adverse effect or renders it impossible to fulfill any condition set forth in Section 3.02, (ii) any representations and warranties of any Party contained herein shall not have been true or correct in any material respect or such Party materially violates any covenants or agreements contained herein, or (iii) the Transferors or the Transferee makes a general assignment for the benefit of creditors, or any legal proceeding shall be instituted by or against the Transferors or the Transferee seeking to declare entry into bankruptcy proceedings by the Transferors or the Transferee, or the Transferors or the Transferee as bankrupt or insolvent, or seeking liquidation, winding up, reorganization or restructuring of their or its debts under any Law relating to bankruptcy, insolvency or reorganization, and any of the foregoing shall not have been cured or removed within fifteen (15) Working Days after a written notice is given by the Non-breaching Party;

(b)         by any Party if this Transfer shall not have been completed within six (6) months from the date hereof (or any period extended by the Parties through mutual agreement); provided that the right to terminate this Agreement under this Section 8.02(b) shall not be available to any Party whose failure to materially perform any of its obligations hereunder shall have been the cause of, or shall have resulted in, the failure of this Transfer to be completed on or prior to such date;

(c)          by any Party in the event that any competent Governmental Authority or stock exchange shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereunder and such order, decree, ruling or other action shall have become final and non-appealable;

(d)         by the Transferors if the conditions for payment of the Share Transfer Price shall have been satisfied but the Transferee shall not have paid the Share Transfer Price within thirty (30) days from the date on which such conditions are satisfied; or

(e)          by the mutual written consents of the Parties.

SECTION 8.03                                   Survival

In the event of termination of this Agreement as provided for in Section 8.02, this Agreement shall forthwith become void and there shall be no liability on the part of any Party (unless otherwise provided for herein), provided that (a) Section 6.02, Article VII, Section 8.02, this Section 8.03 and Article IX hereof shall survive the termination of this Agreement, and (b) nothing herein shall relieve any Party from liability for any breach of this Agreement prior to the termination of this Agreement.

ARTICLE IX   MISCELLANEOUS

SECTION 9.01                                   Expenses

All fees, costs and expenses, including, without limitation, fees of legal counsels and financial advisors, incurred in connection with the preparation, execution and performance of this Agreement and this Transfer shall be paid by the Party incurring such fees, costs and expenses.

SECTION 9.02                                   Taxes

(a)         Each Party shall bear and pay all the Taxes imposed on it pursuant to all applicable Laws airing out of or in connection with the execution and performance of this Agreement and implementation of the transactions contemplated hereunder.

(b)         Within twenty (20) Working Days after the Payment Date, the Transferors shall, or shall engage one of the Big Four international certified public accounting firms as their Tax advisor to, file Tax returns under applicable Laws to competent Tax authorities of the PRC in connection with income tax, value-added tax and relevant surcharges and stamp duty, if necessary, payable by the Transferors under this Transfer and shall truthfully disclose information to competent Tax authorities of the PRC.  After the payment of such income tax, value-added tax and relevant surcharges and stamp duty, if necessary, payable by the Transferors under this Transfer, the Transferors shall provide the Transferee with Tax collection decisions issued by competent Tax authorities, tax computation forms, tax returns and the Transferors’ Tax payment receipts and any other tax clearance certificates.

SECTION 9.03                                   Assignment

This Agreement shall be binding upon and inure to the benefit of successors and assigns of the Parties.  Neither Party may assign this Agreement without the prior written consent of the other Party.

SECTION 9.04                                   Entire Agreement

This Agreement and other documents delivered hereunder constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and covenants, both written and oral, among the Parties with respect to such subject matter.

SECTION 9.05                                   Severability

If any term or other provision of this Agreement is invalid, illegal or unenforceable by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated hereunder is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereunder are consummated as originally contemplated to the greatest extent possible.

SECTION 9.06                                   Waiver

Any Party may (a) extend the time for the performance of any of the obligations or other acts of the other Party, (b) waive the liability of the other Party for any inaccuracies in the representations and warranties contained herein or in any document delivered by the other Party pursuant hereto, or (c) waive the compliance with any of the agreements or the performance of such Party’s obligations contained herein as condition precedent.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Parties to be bound thereby.  Any waiver of any term or condition hereof shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement.  The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

SECTION 9.07                                   Amendment

This Agreement may not be amended or modified except (a) by an instrument in writing signed or sealed by the Parties or their authorized representatives, or (b) by a waiver in accordance with Section 9.06.

SECTION 9.08                                   No Third Party Beneficiaries

This Agreement shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns.

SECTION 9.09                                   Notices

All notices required or permitted under this Agreement shall be made in writing and deemed to have been effectively delivered:

(a)                               upon delivery to the Party to which a notice is given hereunder if personally delivered;

(b)                               upon receipt of facsimile confirmation if sent by facsimile with confirmation of transmission during normal business hours of the recipient or on the second (2nd) Working Day if not sent during normal business hours of the recipient;

(c)                                three (3) days after the delivery to a courier service if delivered by courier; or

(d)                               upon transmission of an email to the server of the Party to which a notice is given hereunder if sent by email.

All communications shall be sent to the following addresses (or other address as a Party may have specified in a ten (10)-day written notice given to the other Parties).

If to the Transferors:

Power Star

Attention: ZHANG Liyang

Address: 40/F, HKRI Centre One, 288 Shimen First Road, Jing’an District, Shanghai

Telephone:

Email:

Glossy City

Attention: YANG Shuo

Address: Room 3809, 38/F, Bund Finance Centre S1, 600 Zhongshan East Second Road, Huangpu District, Shanghai

Telephone:

Email:

If to the Transferee:

Attention: General Counsel of Legal Department

Address: 5/F, Building 3, 969 Wenyi West Road, Yuhang District, Hangzhou, Zhejiang Province

Telephone:

Email:

All notices or communications sent by the Transferors to the Transferee shall be deemed to have been approved by the Transferee in writing if not replied by the Transferee within two (2) Working Days from the delivery thereof.  If any Party is required to change the email box designated by it, it shall give a notice of change to the email boxes designated by the other Parties two (2) Working Days in advance.

SECTION 9.010                            Counterparts

This Agreement may be executed and delivered in seven counterparts.  Each of the Transferors and the Transferee shall keep one (1) copy, while the remaining copies shall be retained by the Transferors for completion of governmental formalities.  Each counterpart shall be an original and have the same effect.

SECTION 9.011                            Governing Law and Dispute Resolution

(a)                                 This Agreement shall be governed by, and construed in accordance with, the Laws of the PRC.

(b)                                 Any dispute arising out of the execution of, or in connection with, this Agreement (“Dispute”) shall be resolved through friendly consultation among the Parties.  The claiming Party shall promptly notify the other Party in a dated notice that a Dispute has arisen and describe the nature of the Dispute.  If the Dispute cannot be resolved through consultation within thirty (30) days after the date of such notice of Dispute, any Party may submit the Dispute to the China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration in Beijing in accordance with its arbitration rules then in effect.  The arbitration tribunal shall consist of three (3) arbitrators.  Each of the claimant and the respondent shall appoint one (1) arbitrator.  The third arbitrator shall act as the presiding arbitrator and shall be appointed by the chairman of CIETAC.  The arbitral award shall be final and binding upon the Parties.

SECTION 9.012                            Language

This Agreement is written in Chinese.

[Signature Pages to Follow]

(Signature Page to the Share Transfer Agreement Regarding the Transfer of 5.28% Shares of Focus Media Information Technology Co., Ltd.)

Power Star Holdings (Hong Kong) Limited

/s/ LI Junhao

Signature by Authorized Representative:
Name: LI Junhao

Signature Page to Share Transfer Agreement

(Signature Page to the Share Transfer Agreement Regarding the Transfer of 5.28% Shares of Focus Media Information Technology Co., Ltd.)

Glossy City (HK) Limited

/s/ PAN Donghui

Signature by Authorized Representative:
Name: PAN Donghui

Signature Page to Share Transfer Agreement

(Signature Page to the Share Transfer Agreement Regarding the Transfer of 5.28% Shares of Focus Media Information Technology Co., Ltd.)

Alibaba (China) Technology Co., Ltd.

(Company Seal)

/s/ DAI Shan

Signature by Legal Representative:
Name: DAI Shan

Signature Page to Share Transfer Agreement